Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-3) for the registration of $60,000,000 of common stock, preferred stock, warrants and debt securities (the Registration Statement) of the reference to our firm under the caption “Experts” included in the Prior Registration Statement on Form S-3 (No. 333-151573) and to the incorporation by reference in the Registration Statement of our reports dated March 11, 2009, with respect to the consolidated financial statements of Dendreon Corporation and the effectiveness of internal control over financial reporting of Dendreon Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington
May 7, 2009